SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 8)*

BlackBerry Limited

(Name of Issuer)

Common Stock

(Title of Class of Securities)

09228F103

(CUSIP Number)

Paul Rivett

President

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

September 7, 2016

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 96,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 96,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 96,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.9%

14	Type of Reporting Person IN

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 96,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 96,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 96,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 96,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 96,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 96,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 96,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 96,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 96,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 96,724,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 96,724,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 96,724,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 84,812,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 84,812,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 84,812,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 14.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (HOLDINGS) LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,660,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,660,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,660,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (NO. 3) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,660,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,660,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,660,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRC REINSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,594,100

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,594,100

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,594,100

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 60,119,300

	9	Sole Dispositive Power

	10	Shared Dispositive Power 60,119,300

11	Aggregate Amount Beneficially Owned by Each Reporting Person 60,119,300

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 10.5%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,513,649

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,513,649

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,513,649

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,597,500

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,597,500

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,597,500

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,597,500

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,597,500

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,597,500

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG HOLDINGS, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 7,373,500

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,373,500

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,373,500

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 7,373,500

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,373,500

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,373,500

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 32,771,400

	9	Sole Dispositive Power

	10	Shared Dispositive Power 32,771,400

11	Aggregate Amount Beneficially Owned by Each Reporting Person 32,771,400

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY RE HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 32,771,400

	9	Sole Dispositive Power

	10	Shared Dispositive Power 32,771,400

11	Aggregate Amount Beneficially Owned by Each Reporting Person 32,771,400

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 17,936,644

	9	Sole Dispositive Power

	10	Shared Dispositive Power 17,936,644

11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,936,644

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,684,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,684,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,684,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,554,457

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,554,457

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,554,457

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE INSURANCE COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 102,880

	9	Sole Dispositive Power

	10	Shared Dispositive Power 102,880

11	Aggregate Amount Beneficially Owned by Each Reporting Person 102,880

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,451,577

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,451,577

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,451,577

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER SELECT INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,000,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,000,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 10,863,251

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,863,251

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,863,251

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 10,863,251

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,863,251

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,863,251

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,950,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,950,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,950,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,000,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,000,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,000,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,000,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,000,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 15,480,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 15,480,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,480,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FEDERATED INSURANCE COMPANY OF CANADA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,911,800

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,911,800

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,911,800

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE COMMERCIAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,509,800

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,509,800

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,509,800

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 12,058,400

	9	Sole Dispositive Power

	10	Shared Dispositive Power 12,058,400

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,058,400

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE PERSONAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,205,600

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,205,600

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,205,600

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 297,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 297,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 297,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 7,213,400

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,213,400

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,213,400

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 7,213,400

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,213,400

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,213,400

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT UW LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,469,267

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,469,267

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,469,267

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE (GIBRALTAR) PCC LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization GIBRALTAR

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,786,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,786,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,786,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT SYNDICATES LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,958,133

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,958,133

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,958,133

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

Explanatory note

Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Amendment No. 8 to Schedule 13D (this “Amendment No. 8”) amends the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on July 23, 2012 by V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, United States Fire Insurance Company, TIG Insurance Company, General Fidelity Insurance Company, Northbridge Commercial Insurance Corporation (formerly Markel Insurance Company of Canada), Odyssey Reinsurance Company, Zenith Insurance Company, Northbridge General Insurance Corporation (formerly Lombard General Insurance Company of Canada), Federated Insurance Company of Canada, Northbridge Indemnity Insurance Corporation (formerly Commonwealth Insurance Company), Northbridge Personal Insurance Corporation (formerly Lombard Insurance Company), Clearwater Insurance Company, Zenith Insurance Company and Advent Underwriting Limited, as amended by Amendment No. 1 to Schedule 13D on September 23, 2013, Amendment No. 2 on November 7, 2013, Amendment No. 3 on November 8, 2013, Amendment No. 4 on November 15, 2013, Amendment No. 5 on January 10, 2014, Amendment No. 6 on January 17, 2014 and Amendment No. 7 on February 24, 2014 (as amended, the “Original Schedule 13D”, and, together with Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7 and this Amendment No. 8, the “Schedule 13D”).

The following amendments to Items 2, 3, 4, 5, 6 and 7 of the Schedule 13D are hereby made:

Item 2.                                                         Identity and Background.

Item 2 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.                                      V. Prem Watsa, an individual, is a citizen of Canada and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited.  Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

2.                                      1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa.  1109519 is an investment holding company.  The principal business and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

3.                                      The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa.  Sixty Two is an investment holding company.  The principal business and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3;

4.                                      810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa.  810679 is an investment holding company.  The principal business and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

5.                                      Fairfax Financial Holdings Limited (“Fairfax”, together with its subsidiaries, the “Fairfax Group of Companies”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa.  Fairfax is a holding company.  The principal business and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.                                      FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax.  FFHL is a holding company.  The principal business and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.                                      Advent Capital (Holdings) LTD. (“Advent”), a company incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax. Advent is a holding company. The principal business and principal office address of Advent is No. 2 Minster Court, Mincing Lane, London EC3R 7BB United Kingdom;

8.                                      Advent Capital (No. 3) Limited (“Advent No. 3”), a company incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax.  Advent No. 3 is a corporate member of Lloyd’s of London.  The principal business and principal office address of Advent No. 3 is No. 2 Minster Court, Mincing Lane, London EC3R 7BB United Kingdom;

9.                                      CRC Reinsurance Limited (“CRC”), a corporation established under the laws of the Barbados, is a wholly-owned subsidiary of Fairfax.  The principal business of CRC is reinsurance.  The principal business address and principal office address of CRC is #12 Pine Commercial, The Pine, St Michael, Barbados, West Indies, BB11103;

10.                               Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Fairfax US is a holding company. The principal business and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

11.                               Clearwater Insurance Company (“Clearwater”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  The principal business of Clearwater is reinsurance.  The principal business and principal office address of Clearwater is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

12.                               Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  ZNIC is a holding company.  The principal business and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California 91367-5021;

13.                               Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax.  The principal business of Zenith is workers’ compensation insurance.  The principal business and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021;

14.                               TIG Holdings, Inc. (“TIGH”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  TIGH is a holding company.  The principal business and principal office address of TIGH is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

15.                               TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax.  The principal business of TIG is property and casualty insurance.  The principal business and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

16.                               Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Odyssey is a holding company.  The principal business and principal office address of Odyssey is 300 First Stamford Place, Stamford, Connecticut 06902;

17.                               Odyssey Re Holdings Corp. (“Odyssey Re”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Odyssey Re is a holding company.  The principal business and principal office address of Odyssey Re is 300 First Stamford Place, Stamford, Connecticut 06902;

18.                               Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a wholly-owned subsidiary of Fairfax.  The principal business of Odyssey Reinsurance is reinsurance.  The principal business and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

19.                               Hudson Insurance Company (“Hudson”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  The principal business of Hudson is property and casualty insurance.  The principal business and principal office address of Hudson is 100 William St., New York, New York 10038;

20.                               Newline Holdings UK Limited (“Newline UK”), a company incorporated under the laws of the England and Wales, is a wholly-owned subsidiary of Fairfax.  Newline UK is a holding company.  The principal business address and principal office address of Newline UK is Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom;

21.                               Newline Insurance Company Limited (“Newline Insurance”), a company incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax.  The principal business of Newline Insurance is property and casualty insurance.  The principal business address and principal office address of Newline Insurance is Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom;

22.                               Newline Corporate Name Limited (“Newline”), a company incorporated under the laws of the England and Wales, is a wholly-owned subsidiary of Fairfax.  The principal business of Newline is property and casualty insurance.  The principal business address and principal office address of Newline is Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom;

23.                               Clearwater Select Insurance Company (“Clearwater Select”), a corporation incorporated under the laws of Connecticut, is a wholly-owned subsidiary of Fairfax.  The principal business of Clearwater Select is reinsurance.  The principal business address and principal office address of Clearwater Select is 300 First Stamford Place, Stamford, Connecticut 06902;

24.                               Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Crum & Forster is a holding company.  The principal business and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, New Jersey 07962;

25.                               United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax. The principal business of US Fire is property and casualty insurance. The principal business and principal office address of US Fire is 305 Madison Avenue, Morristown, New Jersey 07962;

26.                               The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey, is a wholly-owned subsidiary of Fairfax. The principal business of North River is property and casualty insurance. The principal business address and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey 07962;

27.                               RiverStone Holdings Limited (“RiverStone Holdings”), a company incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax.  RiverStone Holdings is a holding company.  The principal business address and principal office address of RiverStone Holdings is 161-163 Preston Road, Brighton, BN1 6AU, United Kingdom;

28.                               RiverStone Insurance Limited (“RiverStone”), a company incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax.  The principal business of RiverStone is property, casualty and energy insurance.  The principal business address and principal office address of RiverStone is 161-163 Preston Road, Brighton, BN1 6AU, United Kingdom;

29.                               Northbridge Financial Corporation (“NFC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. NFC is a holding company. The principal business address and principal office address of NFC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9;

30.                               Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of Federated is property and casualty insurance. The principal business address and principal office address of Federated is 255 Commerce Dr., P.O. Box 5800, Winnipeg, Manitoba, Canada, R3C 3C9;

31.                               Northbridge Commercial Insurance Corporation (“NCIC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of NCIC is property and casualty insurance. The principal business address and principal office address of NCIC  is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada, M5H 1P9;

32.                               Northbridge General Insurance Corporation (“NGIC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of NGIC is property and casualty insurance. The principal business address and principal office address of NGIC is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9;

33.                               Northbridge Personal Insurance Corporation (“NPIC”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax. The principal business of NPIC is property and casualty insurance. The principal business address and principal office address of NPIC is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9;

34.                               Zenith Insurance Company (“Zenith Canada”), a corporation incorporated under the laws of Canada, is a wholly-owned subsidiary of Fairfax.  The principal business of Zenith Canada is property and casualty insurance.  The principal business address and principal office address of Zenith Canada is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario, Canada M5H 1P9;

35.                               Brit Limited (“Brit”), a company incorporated under the laws of England and Wales, is a subsidiary of Fairfax.  Brit Limited is a holding company.  The principal business address and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom;

36.                               Brit Insurance Holdings Limited (“Brit Holdings”), a company incorporated under the laws of England and Wales, is a subsidiary of Fairfax.  Brit Holdings is a holding company.  The principal business address and principal office address of Brit Holdings is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom;

37.                               Brit UW Limited (“Brit UW”), a company incorporated under the laws of England and Wales, is a subsidiary of Fairfax.  The principal business of Brit UW is insurance.  The principal business address and principal office address of Brit UW is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom;

38.                               Brit Insurance (Gibraltar) PCC Limited (“Brit Gibraltar”), a corporation incorporated under the laws of Gibraltar, is a subsidiary of Fairfax.  The principal business of Brit Gibraltar is reinsurance.  The principal business address and principal office address of Brit Gibraltar is Suite 3C, Eurolife Building, 1 Corral Road, Gibraltar; and

39.                               Brit Syndicates Limited (“Brit Syndicates”), a company incorporated under the laws of England and Wales, is a subsidiary of Fairfax.  The principal business of Brit Syndicates is insurance.  The principal business address and principal office address of Brit Syndicates is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, FFHL, Advent, Advent No. 3, CRC, Fairfax US, Clearwater, ZNIC, Zenith, TIGH, TIG, Odyssey, Odyssey Re, Odyssey Reinsurance, Hudson, Newline UK, Newline Insurance, Newline, Clearwater Select, Crum & Forster, US Fire, North River, RiverStone Holdings, RiverStone, NFC, Federated, NCIC, NGIC, NPIC, Zenith Canada, Brit, Brit Holdings, Brit UW, Brit Gibraltar or Brit Syndicates that it is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK or LL, as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Shares.

During the last five years, none of the Reporting Persons, and, to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.                                                         Source and Amount of Funds or Other Consideration.

Item 3 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

“The source of funds for the purchase of the Shares beneficially owned by the Reporting Persons (assuming conversion of the 3.75% Debentures in accordance with their terms) was cash on hand from existing investment portfolios, including the proceeds from the redemption of the 6% Debentures described in Item 4 below.”

Item 4.                                                         Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following text immediately prior to the last paragraph of Item 4 and by deleting in its entirety such last paragraph of Item 4:

“On August 26, 2016, BlackBerry entered into an agreement (the “Subscription Agreement”) pursuant to which (a) Fairfax and other institutional investors (collectively, the “Purchasers”) will invest in BlackBerry through a U.S.$605,000,000 private placement of 3.75% unsecured convertible debentures (the “3.75% Debentures”) convertible into Shares of BlackBerry at a price of U.S.$10.00 per Share and (b) the outstanding 6.00% unsecured subordinated convertible debentures of BlackBerry issued on November 13, 2013 and January 16, 2014 on a private placement basis for an aggregate subscription price of U.S.$1,000,000,000 and U.S.$250,000,000, respectively (collectively, the “6% Debentures”) were redeemed  (collectively, the “Transaction”). The 3.75% Debentures will be due on November 13, 2020. The other terms of the 3.75% Debentures are substantially identical to those of the 6% Debentures, except that the 3.75% Debentures will not be redeemable prior to maturity.

Pursuant to the Subscription Agreement, Fairfax agreed to acquire U.S.$500 million principal amount of the 3.75% Debentures and completed such acquisition on September 7, 2016. The 6% Debentures were amended by BlackBerry to permit optional redemption prior to November 13, 2016 and were redeemed on September 2, 2016, at a redemption price of 106.7213% of the outstanding principal amount of the 6% Debentures.  The purpose of the Transaction is to significantly reduce BlackBerry’s interest expense and potential future dilution of its shareholders.

The closing of the Transaction was subject to customary conditions, including redemption of all of the 6% Debentures concurrently with the issuance and purchase of the 3.75% Debentures and termination of the indenture in respect thereof, approval of the issuance of the 3.75% Debentures and the listing of the underlying Shares by the Toronto Stock Exchange and approval of the listing of the underlying Shares by the NASDAQ Global Select Market, in each case without the requirement to seek the approval of BlackBerry’s shareholders.

The forgoing description of the Subscription Agreement does not comport to be complete and is qualified in its entirety by the full text of the Subscription Agreement, which is filed herewith as Exhibit 9 and incorporated herein by reference.

Subject to the contractual limitations described in this Item 4 above, one or more entities within the Fairfax Group of Companies, including one or more of the Reporting Persons, may, depending upon price, market conditions, availability of funds, evaluation of alternative investments, the financial exposure of the Fairfax Group of Companies to BlackBerry and other factors, determine to purchase additional Shares, debentures or other securities of BlackBerry, or sell Shares, debentures or other securities of BlackBerry, in the open market or otherwise.”

Item 5.                                                         Interest in the Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

(a)      Based on the most recent information available, the aggregate number and percentage of the Shares (the securities identified by Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

The percentage of Shares beneficially owned by each of the Reporting Persons was calculated based on 572,819,126 Shares issued and outstanding as of August 31, 2016 (assuming conversion of all of the 3.75% Debentures into Shares).

(b)      The numbers of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

(c)      Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ KK or LL, beneficially owns, or has acquired or disposed of, any Shares during the last 60 days.

(d)    No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Shares held by the Reporting Persons other than each of the Reporting Persons, and in respect of 1,880,000 Shares, certain pension plans of certain subsidiaries of Fairfax.

(e)                                  Not applicable.

Item 6.                                                         Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer.

Item 4 is hereby incorporated by reference into this Item 6.

Item 7.                                                         Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and supplemented by the addition of the following exhibit to the end thereof:

Ex. 8:                                                                Joint filing agreement dated as of September 9, 2016 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Advent Capital (Holdings) LTD., Advent Capital (No. 3) Limited, CRC Reinsurance Limited, Fairfax (US) Inc., Clearwater Insurance Company, Zenith National Insurance Corp., Zenith Insurance Company, TIG Holdings, Inc., TIG Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Hudson Insurance Company, Newline Holdings UK Limited, Newline Insurance Company Limited, Newline Corporate Name Limited, Clearwater Select Insurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, The North River Insurance Company, RiverStone Holdings Limited, RiverStone Insurance Limited, Northbridge Financial Corporation, Federated Insurance Company of Canada, Northbridge Commercial Insurance Corporation, Northbridge General Insurance Corporation, Northbridge Personal Insurance Corporation, Zenith Insurance Company, a Canadian entity, Brit Limited, Brit Insurance Holdings Limited, Brit UW Limited, Brit Insurance (Gibraltar) PCC Limited and Brit Syndicates Limited.

Ex. 9:                                                                Subscription Agreement dated August 26, 2016 among BlackBerry Limited, Fairfax Financial Holdings Limited and the other purchasers named therein (filed herewith).

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	1109519 Ontario Limited

	By:		/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	The Sixty Two Investment Company Limited

	By:		/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	810679 Ontario Limited

	By:		/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Fairfax Financial Holdings Limited

	By:		/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	FFHL Group Ltd.

	By:		/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Advent Capital (Holdings) LTD.

	By:		/s/ Neil Murdoch Ewing
		Name:	Neil Murdoch Ewing
		Title:	Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Advent Capital (No. 3) Limited

	By:		/s/ Neil Murdoch Ewing
		Name:	Neil Murdoch Ewing
		Title:	Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	CRC Reinsurance Limited

	By:		/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Fairfax (US) Inc.

	By:		/s/ Dorothy D. Whitaker
		Name:	Dorothy D. Whitaker
		Title:	Vice President, Treasurer, Secretary
and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Clearwater Insurance Company

	By:		/s/ Nicholas C. Bentley
		Name:	Nicholas C. Bentley
		Title:	Chairman, President, Chief Executive Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Zenith National Insurance Corp.

	By:		/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President,
General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Zenith Insurance Company

	By:		/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President,
General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	TIG Holdings, Inc.

	By:		/s/ Dorothy D. Whitaker
		Name:	Dorothy D. Whitaker
		Title:	Chairman, President, Secretary
and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	TIG Insurance Company

	By:		/s/ Nicholas C. Bentley
		Name:	Nicholas C. Bentley
		Title:	Chairman, President, Chief Executive Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Odyssey US Holdings Inc.

	By:		/s/ Jan Christiansen
		Name:	Jan Christiansen
		Title:	Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Odyssey Re Holdings Corp.

	By:		/s/ Jan Christiansen
		Name:	Jan Christiansen
		Title:	Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Odyssey Reinsurance Company

	By:		/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Hudson Insurance Company

	By:		/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Newline Holdings UK Limited

	By:		/s/ Robert B. Kastner
		Name:	Robert B. Kastner
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Newline Insurance Company Limited

	By:		/s/ Robert B. Kastner
		Name:	Robert B. Kastner
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Newline Corporate Name Limited

	By:		/s/ Robert B. Kastner
		Name:	Robert B. Kastner
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Clearwater Select Insurance Company

	By:		/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Crum & Forster Holdings Corp.

	By:		/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial
Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	United States Fire Insurance Company

	By:		/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial
Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	The North River Insurance Company

	By:		/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial
Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	RiverStone Holdings Limited

	By:		/s/ Nicholas C. Bentley
		Name:	Nicholas C. Bentley
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	RiverStone Insurance Limited

	By:		/s/ Nicholas C. Bentley
		Name:	Nicholas C. Bentley
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Northbridge Financial Corporation

	By:		/s/ Paula Sawyers
		Name:	Paula Sawyers
		Title:	Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Federated Insurance Company of Canada

	By:		/s/ Paula Sawyers
		Name:	Paula Sawyers
		Title:	Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Northbridge Commercial Insurance Corporation

	By:		/s/ Paula Sawyers
		Name:	Paula Sawyers
		Title:	Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Northbridge General Insurance Corporation

	By:		/s/ Paula Sawyers
		Name:	Paula Sawyers
		Title:	Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Northbridge Personal Insurance Corporation

	By:		/s/ Paula Sawyers
		Name:	Paula Sawyers
		Title:	Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Zenith Insurance Company, a Canadian entity

	By:		/s/ Paula Sawyers
		Name:	Paula Sawyers
		Title:	Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Brit Limited

	By:		/s/ Mark Allan
		Name:	Mark Allan
		Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Brit Insurance Holdings Limited

	By:		/s/ Mark Allan
		Name:	Mark Allan
		Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Brit UW Limited

	By:		/s/ Mark Allan
		Name:	Mark Allan
		Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Brit Insurance (Gibraltar) PCC Limited, in Respect of its Protected Cell, Cell Re

	By:		/s/ Mark Allan
		Name:	Mark Allan
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2016	Brit Syndicates Limited

	By:		/s/ Mark Allan
		Name:	Mark Allan
		Title:	Chief Financial Officer and Director

Annex Index

Annex	Description

A	Directors and Executive Officers of 1109519 Ontario Limited

B	Directors and Executive Officers of The Sixty Two Investment Company Limited

C	Directors and Executive Officers of 810679 Ontario Limited

D	Directors and Executive Officers of Fairfax Financial Holdings Limited

E	Directors and Executive Officers of FFHL Group Ltd.

F	Directors and Executive Officers of Advent Capital (Holdings) LTD.

G	Directors and Executive Officers of Advent Capital (No.3) Limited

H	Directors and Executive Officers of CRC Reinsurance Limited

I	Directors and Executive Officers of Fairfax (US) Inc.

J	Directors and Executive Officers of Clearwater Insurance Company.

K	Directors and Executive Officers of Zenith National Insurance Corp.

L	Directors and Executive Officers of Zenith Insurance Company

M	Directors and Executive Officers of TIG Holdings, Inc.

N	Directors and Executive Officers of TIG Insurance Company

O	Directors and Executive Officers of Odyssey US Holdings Inc.

P	Directors and Executive Officers of Odyssey Re Holdings Corp.

Q	Directors and Executive Officers of Odyssey Reinsurance Company

R	Directors and Executive Officers of Hudson Insurance Company

S	Directors and Executive Officers of Newline Holdings UK Limited

T	Directors and Executive Officers of Newline Insurance Company Limited

U	Directors and Executive Officers of Newline Corporate Name Limited

V	Directors and Executive Officers of Clearwater Select Insurance Company

W	Directors and Executive Officers of Crum & Forster Holdings Corp.

X	Directors and Executive Officers of United States Fire Insurance Company

Y	Directors and Executive Officers of The North River Insurance Company

Z	Directors and Executive Officers of RiverStone Holdings Limited

AA	Directors and Executive Officers of RiverStone Insurance Limited

BB	Directors and Executive Officers of Northbridge Financial Corporation

CC	Directors and Executive Officers of Federated Insurance Company of Canada

DD	Directors and Executive Officers of Northbridge Commercial Insurance Corporation

EE	Directors and Executive Officers of Northbridge General Insurance Corporation

FF	Directors and Executive Officers of Northbridge Personal Insurance Corporation

GG	Directors and Executive Officers of Zenith Insurance Company, a Canadian entity

HH	Directors and Executive Officers of Brit Limited

II	Directors and Executive Officers of Brit Insurance Holdings Limited

JJ	Directors and Executive Officers of Brit UW Limited

KK	Directors and Executive Officers of Brit Insurance (Gibraltar) PCC Limited

LL	Directors and Executive Officers of Brit Syndicates Limited

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

1109519 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 1109519 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President, Secretary and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Assistant Secretary)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF
THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary and Director)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

810679 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 810679 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President, Secretary and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Assistant Secretary)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Anthony F. Griffiths (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Alan D. Horn (Director)	Chairman, Rogers Communications Inc. and President and Chief Executive Officer, Rogers Telecommunications Limited 333 Bloor Street East Toronto, Ontario, M4W 1G9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

John R. V. Palmer (Director)	Chairman, Toronto Leadership Centre 65 Queen Street West, Suite 1240 Toronto, ON M5H 2M5	Canada

Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. Brookfield Place, Suite 300 181 Bay Street Toronto, ON M5J 2T3	Canada

Benjamin Watsa (Director)	Partner and Portfolio Manager, Lissom Investment Management Inc. 77 King Street West Suite 4545 Toronto, Ontario M5K 1K2	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President, Corporate Affairs and Corporate Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (President)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Vice President and Chief Risk Officer)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Vinodh Loganadham (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Ronald Schokking (Vice President and Director)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

ADVENT CAPITAL (HOLDINGS) LTD.

The following table sets forth certain information with respect to the directors and executive officers of Advent Capital (Holdings) LTD.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nigel Fitzgerald (Chief Executive Officer and Director)	Chief Executive Officer and Director, Advent Capital (Holdings) Ltd. No. 2 Minster Court, Mincing Lane, London EC3R 7BB United Kingdom	Australia

Trevor Ambridge (Chief Financial Officer and Director)	Chief Financial Officer and Director, Advent Capital (Holdings) Ltd. No. 2 Minster Court, Mincing Lane, London EC3R 7BB United Kingdom	United Kingdom

Jean Cloutier (Non-Executive Director)	Vice President of International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Neil Murdoch Ewing (Company Secretary)	Company Secretary, Advent Capital (Holdings) Ltd. No. 2 Minster Court, Mincing Lane, London EC3R 7BB United Kingdom	United Kingdom

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF

ADVENT CAPITAL (NO. 3) LIMITED.

The following table sets forth certain information with respect to the directors and executive officers of Advent Capital (No. 3) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Trevor Ambridge (Director)	Chief Financial Officer and Director, Advent Capital (Holdings) Ltd. No. 2 Minster Court, Mincing Lane, London EC3R 7BB United Kingdom	United Kingdom

Ian Hewitt (Director)	Risk and Compliance Director, Advent Underwriting Limited No. 2 Minster Court, Mincing Lane, London EC3R 7BB United Kingdom	United Kingdom

Neil Murdoch Ewing (Company Secretary)	Company Secretary, Advent Capital (Holdings) Ltd. No. 2 Minster Court, Mincing Lane, London EC3R 7BB United Kingdom	United Kingdom

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF

CRC REINSURANCE LIMITED

The following table sets forth certain information with respect to the directors and executive officers of CRC Reinsurance Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Principal (Self-Employed), Consultant Port St. Charles, St. Peter, Barbados	Barbados

Alastair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United Kingdom

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Henry W. Edmiston (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

Eric P. Salsberg (Chairman, Vice President and Director)	Chairman, Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Dorothy D. Whitaker (Vice President, Treasurer, Secretary and Director)	Vice President, Director, Treasurer and Secretary, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

Ronald Schokking (Vice President and Assistant Secretary)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael T. Bullen (Assistant Secretary)	Senior International Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

CLEARWATER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Clearwater Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (President, Chief Executive Officer and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel and Director)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Jeffrey M. Rubin (Senior Vice President)	Senior Vice President, Odyssey Reinsurance Company 300 Stamford Place Stamford, Connecticut 06902	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Elizabeth A. Sander (Senior Vice President and Actuary)	Senior Vice President, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Deborah A. Irving (Director, Senior Vice President, Chief Financial Officer and Treasurer)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	Canada

Matthew W. Kunish (Vice President and Chief Actuary)	Vice President and Chief Actuary, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH NATIONAL INSURANCE CORP.

The following table sets forth certain information with respect to the directors and executive officers of Zenith National Insurance Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Director)	Chairman, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael E. Jansen (Executive Vice President and General Counsel and Director)	Executive Vice President and General Counsel, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Kari L. Van Gundy (President, Chief Executive Officer and Director)	President, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

William J. Owen (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, California 91367	United Kingdom, United States

Davidson Matthew Pattiz (Executive Vice President and Chief Operating Officer)	Executive Vice President and Chief Operating Officer, Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Director)	Chairman and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Michael E. Jansen (Executive Vice President and General Counsel and Director)	Executive Vice President and General Counsel, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Kari L. Van Gundy (President, Chief Executive Officer and Director)	President, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Davidson M. Pattiz (Executive Vice President and Chief Operating Officer)	Executive Vice President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

William J. Owen (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, California 91367	United Kingdom, United States

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of TIG Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Dorothy D. Whitaker (Chairman, President, Secretary and Director)	Vice President, Director, Treasurer and Secretary, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

Ronald Schokking (Director)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael T. Bullen (Chief Financial Officer, Treasurer and Director)	Senior International Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Melody Spencer (Vice President)	Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Dennis McGovern (Vice President)	Senior Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Sherryl Scott (Assistant Secretary)	Deputy General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Henry W. Edmiston (Senior Vice President)	President, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, Texas 75067	United States

Richard J. Fabian (Senior Vice President, General Counsel and Director)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Deborah A. Irving (Director, Senior Vice President, Chief Financial Officer and Treasurer)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	Canada

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Corporate Secretary and Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY RE HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Re Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President and Chief Risk Officer)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Peter H. Lovell (Senior Vice President, General Counsel and Corporate Secretary)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Andrew A. Barnard (Chairman of the Board)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman, President and Chief Executive Officer)	President and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Chief Risk Officer and Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Alane R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Isabelle Dubots-Lafitte (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 14 Rue Du 4 Septembre 75002 Paris France	France

Carl A. Overy (Executive Vice President)	Chief Executive Officer, London Market Division, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific, Odyssey Reinsurance Company 1 Finlayson Green #17-00 Singapore 049246	France

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Philippe Mallier (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	President and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Christopher L. Gallagher (President, Chief Operating Officer and Director)	President and Chief Operating Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Christopher T. Suarez (Executive Vice President and Chief Underwriting Officer)	Executive Vice President and Chief Underwriting Officer, Hudson Insurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Alane R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

James J. Hooghuis (Executive Vice President)	Executive Vice President and Chief Underwriting Officer, Financial Products, Hudson Insurance Company 176 Mineola Blvd., 2nd Floor Mineola, New York 11501	United States

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE HOLDINGS UK LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Holdings UK Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Director)	Director and Head of Claims, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

J. Richard F. Micklem (Director and Company Secretary)	Director and Company Secretary, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Michael G. Wacek (Non-Executive Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE INSURANCE COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Insurance Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Director)	Director and Head of Claims, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

J. Richard F. Micklem (Director and Company Secretary)	Director and Company Secretary, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Neil David Duncan (Director)	Chief Actuary and Chief Risk Officer, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Sonny Kapur (Director)	Chief Financial Officer, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Carl Anthony Overy (Director)	Chief Executive Officer, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Matthew Scales (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

John William James Spencer (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE United Kingdom	United Kingdom

Michael G. Wacek (Non-Executive Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE CORPORATE NAME LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Corporate Name Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Michael G. Wacek (Non-Executive Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Director)	Director and Head of Claims, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

J. Richard F. Micklem (Director and Company Secretary)	Director and Company Secretary, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF

CLEARWATER SELECT INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Clearwater Select Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman, President and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President and Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Christopher L. Gallagher (Executive Vice President)	President and Chief Operating Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Secretary and Director)	Secretary and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer, Treasurer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries 305 Madison Avenue Morristown, NJ 07962	United States

Stephen M. Mulready (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer and Director)	Senior Vice President, Chief Financial Officer, Treasurer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Senior Vice President, General Counsel and Secretary)	Secretary and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Joseph J. Muccia (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF

THE NORTH RIVER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of The North River Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Stephen M. Mulready (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President, United States Fire Insurance Company, 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer and Director)	Senior Vice President, Chief Financial Officer, Treasurer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Senior Vice President, General Counsel and Secretary)	Secretary and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Joseph J. Muccia (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Managing Director)	Chairman, Chief Executive Officer and President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Luke Tanzer (Director)	Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	Australia

Lorna Hemsley (Finance Director)	Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

Sarah Garrod (Company Secretary)	Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE INSURANCE LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Insurance Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Director)	Chairman, Chief Executive Officer and President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Luke Tanzer (Managing Director)	Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	Australia

Lorna Hemsley (Finance Director)	Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Colin Czapiewski (Director)	Director, RiverStone Insurance Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Adrian Masterson (Director)	Director, RiverStone Insurance Limited 161-163 Preston Road Brighton, BN1 6AU, England	Ireland

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Tom Riddell (Director)	Director, RiverStone Insurance Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Anthony Keys (Director)	Director, RiverStone Insurance Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Mark Bannister (Director)	Insurance Manager, Park Gate, 161-163 Preston Road, Brighton BN1 6AU, England	United Kingdom

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

Sarah Garrod (Company Secretary)	Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE FINANCIAL CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Financial Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Wayne Connelly (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Canada)	Executive Vice President, Ontario and Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF
FEDERATED INSURANCE COMPANY OF CANADA

The following table sets forth certain information with respect to the directors and executive officers of Federated Insurance Company of Canada.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Wayne Connelly (President)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF
NORTHBRIDGE COMMERCIAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Commercial Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director, and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Canada)	Executive Vice President, Ontario and Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF
NORTHBRIDGE GENERAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge General Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Canada)	Executive Vice President, Ontario and Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF
NORTHBRIDGE PERSONAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Personal Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Canada)	Executive Vice President, Ontario and Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF
ZENITH INSURANCE COMPANY, A CANADIAN ENTITY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company, a Canadian entity.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canadian

Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canadian

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lori McDougall (Chief Corporate Development Officer)	Chief Corporate Development Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Andrew Wood (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Lana Wood (Executive Vice President, Western Canada)	Executive Vice President, Western Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Mark LeBlanc (Executive Vice President, Ontario and Atlantic Canada)	Executive Vice President, Ontario and Atlantic Canada, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

George Halkiotis (Executive Vice President, Claims)	Executive Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX HH

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Richard Ward (Chairman of the Board and Director)	Chairman of the Board, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kindgom

Mark Cloutier (Chief Executive Officer and Director)	Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Ipe Jacob (Non-Executive Director)	Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Matthew Wilson (Deputy Chief Executive Officer and Director)	Deputy Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Chief Financial Officer and Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Andrew Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Bijan Khosrowshahi (Director)	President and Chief Operating Officer, Fairfax International 10 Douglas Street, Dundee, DD1 5AJ, United Kingdom	United States

Jeremy Ehrlich (Director)	Senior Legal Counsel, Investment Legal, OMERS Administration Corporation One University Avenue, Suite 400, Toronto, Ontario M5J 2P1	Canada

ANNEX II

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT INSURANCE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark Cloutier (Director)	Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Nigel Meyer (Chief Operating Officer and Director)	Chief Operating Officer, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Antony Usher (Group Financial Controller and Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX JJ

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT UW LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit UW Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Matthew Wilson (Deputy Chief Executive Officer and Director)	Deputy Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Antony Usher (Group Financial Controller and Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Brit Corporate Services Limited (Corporate Director)	Registration Number: 04440833

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX KK

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT INSURANCE (GIBRALTAR) PCC LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance (Gibraltar) PCC Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Karl Grieves (Gibraltar Head of Office, Finance Director and Director)	Gibraltar Head of Office and Finance Director, Brit Insurance (Gibraltar) PCC Limited Suite 3C, Eurolife Building, 1 Corral Road Gibraltar	United Kingdom

Nigel Feetham (Chairman of the Board and Non-Executive Director)	Non-Executive Director, Brit Insurance (Gibraltar) PCC Limited Suite 3C, Eurolife Building, 1 Corral Road Gibraltar	United Kingdom

Nigel Meyer (Director)	Chief Operating Officer, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Joe Bonanno (Senior Vice President, Head of Office and Director)	Senior Vice President, Head of Office, Brit Insurance (Gibraltar) PCC Limited Suite 3C, Eurolife Building, 1 Corral Road Gibraltar	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mike Christophers (Non-Executive Director)	Non-Executive Director, Brit Insurance (Gibraltar) PCC Limited Suite 3C, Eurolife Building, 1 Corral Road Gibraltar	United Kingdom

ANNEX LL

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT SYNDICATES LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Syndicates Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Richard Ward (Director)	Chairman of the Board, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Cloutier (Director)	Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Ipe Jacob (Non-Executive Director)	Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Nigel Meyer (Director)	Chief Operating Officer, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Tony Medniuk (Non-Executive Director)	Non-Executive Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Matthew Wilson (Director)	Deputy Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Steve Robson (Group Head of Claims and Director)	Group Head of Claims, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Bijan Khosrowshahi (Director)	President and Chief Operating Officer, Fairfax International 10 Douglas Street, Dundee, DD1 5AJ, United Kingdom	United States

Simon Lee (Non-Executive Director)	Non-Executive Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Exhibit Index

Exhibit No.	Description

Ex. 8:

Joint filing agreement dated as of September 9, 2016 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Advent Capital (Holdings) LTD., Advent Capital (No. 3) Limited, CRC Reinsurance Limited, Fairfax (US) Inc., Clearwater Insurance Company, Zenith National Insurance Corp., Zenith Insurance Company, TIG Holdings, Inc., TIG Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Hudson Insurance Company, Newline Holdings UK Limited, Newline Insurance Company Limited, Newline Corporate Name Limited, Clearwater Select Insurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, The North River Insurance Company, RiverStone Holdings Limited, RiverStone Insurance Limited, Northbridge Financial Corporation, Federated Insurance Company of Canada, Northbridge Commercial Insurance Corporation, Northbridge General Insurance Corporation, Northbridge Personal Insurance Corporation, Zenith Insurance Company, a Canadian entity, Brit Limited, Brit Insurance Holdings Limited, Brit UW Limited, Brit Insurance (Gibraltar) PCC Limited and Brit Syndicates Limited.

Ex. 9:	Subscription Agreement dated August 26, 2016, among BlackBerry Limited, Fairfax Financial Holdings Limited and the other purchasers named therein (filed herewith).